UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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IRON MOUNTAIN INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Iron Mountain Incorporated

The information contained herein supplements the Proxy Statement filed with the U.S. Securities and Exchange Commission on April 11, 2019 (the “Proxy Statement”) with respect to the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) of Iron Mountain Incorporated (the “Company”) to be held at the offices of Sullivan & Worcester LLP, located at One Post Office Square, 21st Floor, Boston, Massachusetts, on Wednesday, May 22, 2019, at 9:00 a.m. U.S. Eastern Time.

Specifically, this information clarifies the biographical information set forth on page 11 of the Proxy Statement for Mr. Clarke H. Bailey, a current director of the Company and nominee for re-election to the Company’s Board of Directors at the 2019 Annual Meeting.

From June 1999, Mr. Bailey served in various roles of EDCI Holdings, Inc. (“EDCI”). EDCI was taken private in 2010 and substantially all its assets were sold in 2011, after which it ceased operations and has been in the process of completing its plan of liquidation and dissolution. Mr. Bailey served as EDCI’s director from June 1999 and as its chief executive officer from July 2009. After the sale of EDCI’s assets, Mr. Bailey continues to serve in those roles during EDCI’s wind down. He also served as chief executive officer of EDCI from November 2003 to November 2006. In addition, Mr. Bailey has served as a director of SMTC Corporation, a publicly held company, since June 2011 and as its non-executive chairman of since April 2014. He served as executive chairman and interim chief financial officer of SMTC Corporation from May 2013 to April 2014.